Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

BIOLASE, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, BIOLASE, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That, at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED, that no shares of the Series D Participating Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series D Preferred Stock”) are outstanding and none will be issued; and be it further

RESOLVED, FURTHER, that no shares of the Series E Participating Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series E Preferred Stock”) are outstanding and none will be issued; and be it further

RESOLVED, FURTHER, that no shares of the Series F Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series F Preferred Stock”) are outstanding and none will be issued; and be it further

RESOLVED, FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Company, execute, deliver and cause to be filed in the office of the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Certificates of Designations with respect to the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

SECOND: That the Certificate of Designation with respect to the Series D Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on April 18, 2017. None of the authorized shares of the Series D Preferred Stock are outstanding, and none will be issued.

THIRD: That the Certificate of Designation with respect to the Series E Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on October 29, 2019. None of the authorized shares of the Series E Preferred Stock are outstanding, and none will be issued.

FOURTH: That the Certificate of Designation with respect the Series F Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on July 1, 2020. None of the authorized shares of the Series F Preferred Stock are outstanding, and none will be issued.

FIFTH: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Company’s Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all matters set forth in the applicable Certificates of Designations with respect to the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be duly executed by its President, this 1st day of March, 2021.

BIOLASE, INC.

By:	/s/ John R. Beaver
Name: John R. Beaver
Title: President & Chief Executive Officer

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